Exhibit 99.1
                     News Release - July 6, 2005
                                Wausau Paper


                   WAUSAU PAPER ANNOUNCES PULP MILL CLOSURE

MOSINEE, WIS...JULY 6, 2005... Wausau Paper (NYSE:WPP) today announced plans to permanently close the sulfite pulp mill at its Brokaw, Wisconsin, papermaking facility. The closure, which is due to the unit's high cost of operation and capital investment requirements related to aging plant and equipment, is expected to take place by the end of 2005. Papermaking operations at the Central Wisconsin facility will be unaffected by the closure as internally-generated sulfite pulp will be replaced by market pulp sourced from existing suppliers. The closure is expected to reduce the company's average pre-tax cash cost of operation by approximately $4 million annually, with avoided capital investment adding another $4 million average annual benefit.

In 2004, the pulp mill produced 80,000 tons of sulfite pulp, or approximately half of the fiber requirements necessary to operate Brokaw's four paper machines. The shutdown will affect approximately 60 permanent jobs. Pre-tax closure charges are estimated to be approximately $44 million, consisting primarily of non-cash charges related to the write-down of long-lived assets and inventories. The charges also include one-time termination benefits and other associated costs. Pre-tax closure charges of approximately $9 million, $23 million, and $11 million are expected in the second, third, and fourth quarters of 2005, respectively. The remaining pre-tax closure charges of approximately $1 million are expected to be incurred during the first two quarters of 2006.

"We thank our employees for their tireless efforts in reducing operating costs at the Brokaw mill," said Thomas J. Howatt, president and CEO. "While these efforts yielded substantial benefit, they were unable to offset on-going capital requirements and the dramatic increase in pulpwood, energy and chemical prices over the last several years," continued Mr. Howatt. "This decision not only improves the competitive position of the Brokaw mill but also enhances job security for remaining employees." Brokaw employs approximately 490 employees, excluding the jobs affected by the pulp mill closure.

Including the $0.12 per share after-tax charge related to the sulfite mill closure, the company said it expects second-quarter net losses of approximately $.06 per share, which is consistent with the Company's earlier guidance for the second quarter.

Wausau Paper produces fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products. To learn more about Wausau Paper, please visit www.wausaupaper.com.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The matters discussed in this news release concerning the Company's future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices,
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manufacturing problems at Company facilities, and other risks and assumptions described in Item 1 of the Company's Form 10-K for the year ended December 31, 2004. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.